Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44849, 333-123761, 333-152583 and 333-174910 on Form S-8 and Registration Nos. 333-146694, 333-163344, 333-163345, 333-166023 and 333-182782 on Form S-3 of Frederick’s of Hollywood Group Inc. of our report dated October 25, 2013 relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K of Frederick’s of Hollywood Group Inc. for the year ended July 27, 2013.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

October 25, 2013